Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of November __, 2025 and is entered into by and between Tharimmune, Inc. (the “Company”) and Mark Wendland (“Employee”) (collectively with the Company, the “Parties”; each of the Parties referred to individually as a “Party”).

WHEREAS, the Company desires to employ Employee in accordance with the terms and conditions set forth below; and

WHEREAS, Employee desires to be employed by the Company in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

1. EMPLOYMENT.

a.	Title. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, as Chief Executive Officer of the Company, reporting to the board of directors of the Company (the “Board”).

b.	Employment Period. Employee’s employment with the Company shall commence on __________ __, 2025 (the “Start Date”). This Agreement shall be effective as of the Start Date and shall continue until terminated in accordance with the terms of this Agreement.

c.	Principal Place of Employment. Employee’s principal place of employment shall be Chicago, Illinois; provided, however, that it is understood that travel may be necessary to fulfill Employee’s duties hereunder.

d.	At Will Relationship. Employee’s employment with the Company shall commence as of the Start Date. Employee’s employment shall be considered “at will” in nature and, accordingly, either the Company or Employee may terminate this Agreement and Employee’s employment at any time and for any reason, with or without cause or prior notice. Nothing in this Agreement, including but not limited to Section 3 hereof, shall be construed as, or shall interfere with, abridge, limit, modify, or amend the “at will” nature of Employee’s employment with Company. Except as set forth in Section 3 of this Agreement, upon Employee’s separation from employment with the Company (for any reason), all compensation and benefits payable or provided to Employee shall, except as required by applicable law, terminate as of the effective date of Employee’s termination (the “Termination Date”).

e.	Duties and Responsibilities. During Employee’s employment with the Company, Employee shall at all times: (i) comply with the terms and conditions set forth in this Agreement; (ii) perform and carry out such responsibilities, duties, and authorities as the Company may direct, designate, request of, or assign to Employee from time to time, which shall include, but not necessarily be limited to, such duties, responsibilities and authorities that are typically performed by and assigned to employees in similar positions within similar companies; (iii) perform the duties and carry out the responsibilities assigned to him by the Company to the best of his ability, in a trustworthy, business-like, and efficient manner for the purpose of advancing the business and interests of the Company; (iv) devote sufficient time, attention, effort, and skill to his position with and the business of the Company; (v) comply with and abide by the Company’s policies, practices, and procedures (as may be amended or otherwise modified from time to time by the Company); and (vi) comply with all laws, rules, regulations, and licensing requirements of, or that may be applicable to, his employment with the Company.

In the event that any term(s) of this Agreement conflicts with a term(s) of any employee handbook, policy, practice, or procedure adopted or maintained, at any time, by the Company, the term(s) of this Agreement shall control and supersede such conflicting term(s).

f.	No Conflicts. Employee represents and warrants that he is not bound by or subject to any written or oral agreement, pact, covenant, or understanding with any previous or concurrent employer, or any other party, that would limit, abridge, restrict, or interfere with, in any way, his ability to perform his duties and obligations hereunder. Employee further represents and warrants that the performance of his duties and obligations hereunder shall not violate any written or oral agreement, pact, covenant, or understanding by and between him and any previous or concurrent employer, or any other party. Employee further represents and warrants that he will not use any trade secret, or confidential or proprietary information, of any of his previous or concurrent employers, or that was obtained, learned, or procured during any period of employment prior to or concurrent with his employment with the Company, in connection with his employment with the Company or in the performance of his duties and obligations hereunder.

2. COMPENSATION AND BENEFITS. Subject to the terms and conditions of Sections 1 and 3 of this Agreement and Employee’s continued employment with the Company, and in consideration for the services to be provided hereunder by Employee, the Company hereby agrees to pay or otherwise provide Employee with the following compensation and benefits during his employment with the Company:

a.	Sign-on Bonus. The Company shall, within thirty (30) days after the Start Date, pay to Employee a sign-on bonus equal to $150,000, less applicable taxes, withholdings, and deductions, and any other deductions that may be authorized by Employee, from time to time, in accordance with applicable federal, state, and/or local law.

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b.	Annual Salary. The Company shall pay Employee a base salary equal to $500,000 per year (as it may be adjusted from time to time, the “Annual Salary”), less applicable taxes, withholdings, and deductions, and any other deductions that may be authorized by Employee, from time to time, in accordance with applicable federal, state, and/or local law. The Annual Salary shall be payable in accordance with the Company’s standard payroll practices and procedures, as in effect from time to time. Employee acknowledges and understands that his position of employment with the Company is considered “exempt,” as that term is defined under the Fair Labor Standards Act and applicable state or local law. As an exempt employee, Employee is not eligible to receive overtime pay.

Notwithstanding the foregoing, the Annual Salary may be reviewed by the Company from time to time and may be subject to upward or downward adjustment, in the Company’s sole discretion, based upon a review and consideration of various factors, including but not limited to Employee’s performance and/or the Company’s overall financial performance.

c.	Bonus. Subject to the conditions set forth herein, Employee will be paid an annual performance-based cash bonus (the “Annual Bonus”) as follows: (i) for 2025, a minimum amount equal to $125,000; (ii) for 2026, (x) $500,000, plus (y) such additional amount as determined by the Board in its sole and absolute discretion, with the target level for such additional amount being $250,000 initially; and (iii) for calendar years following 2026, an amount determined by the Board in its sole and absolute discretion. The Annual Bonus will be payable in the form of a lump sum cash payment no later than March 15th of the calendar year that immediately follows the calendar year to which the Annual Bonus relates. In order for Employee to be eligible to receive the Annual Bonus pursuant to this Section 2(c), Employee must remain continuously employed by the Company through the payment date to which such Annual Bonus relates.

d.	Performance Equity Awards. At a time determined by the Board, Employee will be eligible to receive a grant of performance-based restricted stock units under the Tharimmune, Inc. 2023 Omnibus Equity Incentive Plan, as amended or any successor or separate plan (the “Plan”) in an amount equal to 1.0% of the shares of the common stock of the Company on a “Fully Diluted Basis” as of immediately following the completion of the closing of the private placement of public equity (the consummation of the transactions contemplated in the “PIPE Financing” (defined below) (the “Closing”)), subject to the approval of the Board (or its compensation committee) (the “Performance Equity Awards”), with the actual number of shares of common stock of the Company underlying the Performance Equity Awards to be calculated in good faith by the Board. The Performance Equity Awards shall be subject to the performance goals set forth herein (the “Performance Goals”). Fifty percent (50%) of the Performance Equity Awards shall be eligible to performance-vest upon the satisfaction of the following Performance Goals, subject to Employee’s continued employment with the Company and good standing through each applicable vesting date:

12.5% upon the occurrence of both a 50% increase in “Canton Coin per share” (defined below) from “Baseline” (defined below) and a 100% increase in “Stock Trading Price” (defined below) from the “Closing Price” (defined below);

12.5% upon the occurrence of both a 100% increase in Canton Coin per share from Baseline and a 200% increase in the Stock Trading Price from the Closing Price;

12.5% upon the occurrence of both a 150% increase in Canton Coin per share from Baseline and a 400% increase in the Stock Trading Price from the Closing Price; and

12.5% upon the occurrence of both a 200% increase in Canton Coin per share from Baseline and a 800% increase in the Stock Trading Price from the Closing Price.

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For purposes herein: (i) “Stock Trading Price” means a ten (10) day VWAP relating to the shares of common stock of the Company; (ii) “Closing Price” means the price of a share of common stock of the Company in connection with the PIPE Financing (defined below); (iii) “Fully Diluted Basis” means the total common shares of the Company, including the number of shares issued in connection with and/or the number of any pre-funded warrants in connection with the PIPE Financing; (iv) “PIPE Financing” means the offer, sale and issuance of the securities of the Company’s common stock in a private placement offering pursuant to a certain subscription agreement dated _______ __, ____; (v) “Baseline” means (x) the number of Canton Coin contributed to the Company in connection with the PIPE Financing plus the Additional Canton Coin Amount (as defined below), divided by (y) the shares of common stock of the Company on a Fully Diluted Basis as of immediately following the Closing; (vi) “Additional Canton Coin Amount” means a number of Canton Coin equal to (x) the cash proceeds from the PIPE Financing, divided by (y) the value ascribed to each share of Canton Coin contributed to the Company in connection with the PIPE Financing; and (vii) “Canton Coin per share” means the actual number of Canton Coin held by the Company divided by the outstanding shares of the Company on a Fully Diluted Basis. In the event of any stock dividend, stock split, reverse stock split, combination or exchange of shares, merger, consolidation, or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company, the Board may such equitable adjustments, if any (including, for the avoidance of doubt, equitably adjusting the calculation of “Canton Coin per share” set forth herein) necessary to retain the intent of the Performance Equity Award conditions in light of such change.

Fifty percent (50%) of the Performance Equity Awards shall be eligible to time-vest over a four-year period, with no vesting during the first twelve (12) months following the grant date (the “Cliff Period”), and thereafter twenty-five percent (25%) of the Performance Equity Awards shall vest upon completion of the Cliff Period, with the remaining seventy-five percent (75%) vesting in equal quarterly installments over the subsequent thirty six (36) months, subject to Employee’s continued employed with the Company and good standing through each applicable vesting date (the “Time-Vesting Conditions”).

The Performance Equity Awards shall be subject to other customary terms to be set forth in the corresponding award agreement and the Plan. For the avoidance of doubt, no Performance Equity Awards shall be granted to Employee unless and until (i) the Closing is consummated; (ii) the board of directors of the Company and the shareholders of the Company approve the Plan (if applicable); and (iii) the shares underlying the Plan are registered on a Form S-8.

e.	Benefit Plans. Employee shall be entitled to participate in any and all medical insurance, group health, disability insurance, life insurance, incentive, savings, retirement, and other benefit plans, if any, which are made generally available to similarly-situated employees of the Company (and subject to eligibility requirements, enrollment criteria, and other terms and conditions of such plans), and which the Company (or any affiliate maintaining any such arrangement), in its sole discretion, may at any time amend, modify, or terminate, subject to the terms and conditions of such plans and applicable federal, state, or local law.

f.	Vacation and Sick Leave. Employee shall be entitled to vacation and sick leave in accordance with the Company’s respective vacation and sick leave policies, as in effect from time to time.

g.	Expenses. Employee shall be entitled to reimbursement for all reasonable expenses that he incurs in connection with the performance of his duties and obligations hereunder. Upon presentment by Employee of appropriate and sufficient documentation, as determined in the Company’s sole discretion, the Company shall reimburse Employee for all such expenses in accordance with the Company’s expense reimbursement policy, as in effect from time to time.

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3. EFFECT OF TERMINATION. Employee’s employment may be terminated by the Company for Cause (as defined below) or without Cause or by Employee’s resignation for any reason. In the event of any such termination, Employee shall only be entitled to the following:

a.	Termination of Employment for Any Reason, Resignation by the Employee, or Termination by the Company for Cause. If Employee’s employment is terminated for any reason, is terminated by the Company for Cause or Employee resigns from his employment for any reason, then in full satisfaction of the Company’s obligations under this Agreement, Employee shall be entitled to receive (i) any vacation accrued but unused as of the Termination Date, subject to the Company’s policies regarding vacation pay, and (ii) any Annual Salary earned but unpaid as of the Termination Date (the “Accrued Obligations”).

b.	Termination by the Company without Cause, or Resignation by the Employee for Good Reason. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason (as defined below), subject to Employee executing and not revoking a general release of all claims against the Company, its subsidiaries, and any of their respective affiliates in a form to be provided to Employee from the Company (a “Release”) and the expiration of any applicable revocation period with respect to the Release within forty-five (45) days after Employee’s Termination Date (the last day of the maximum period of time that the Release can be executed and no longer revocable, the “Release Consideration Expiration Date”, and the actual date in which the Release is fully effective and no longer revocable, the “Release Effective Date”), then in full satisfaction of the Company’s obligations under this Agreement, Employee shall be entitled to receive the following: (i) the Severance Amount (as defined below), which shall be paid in equal monthly installments over the course of twelve (12) months in accordance with the Company’s general payroll practices, with the first installment to be paid on the first payroll date following the effective date of the Release (the “Severance Payment Commencement Date”), with any such payments that would have otherwise been made to Employee following their Termination Date but prior to the Release Effective Date to be paid on the Severance Payment Commencement Date; and (ii) any Accrued Obligations as of the Termination Date. For purposes of this Section, the “Severance Amount” means an amount equal to the twelve (12) months of then-current Annual Salary as of the Termination Date; provided, however, that if Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason prior to the date in 2027 that Employee is paid his Annual Bonus that relates to calendar year 2026, then the “Severance Amount” shall be $1,000,000. In addition, If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, in either case within twelve (12) months following a Change in Control (as defined below), then all unvested Time-Vesting Conditions of the Performance Equity Awards shall accelerate and vest in full.

For purposes herein, “Cause” shall mean the occurrence of any one or more of the following events, as determined in the sole discretion of the Company:

a.	Employee’s willful misconduct, gross negligence, or material failure to perform the duties and responsibilities of their position (other than as a result of physical or mental incapacity), after written notice from the Company and a reasonable opportunity to cure, if curable.

b.	Employee’s material violation of any written policy, code of conduct, or procedure of the Company, its subsidiaries, or any of their respective affiliates, including but not limited to those relating to harassment (including sexual harassment), discrimination, workplace safety, or substance abuse.

c.	Employee’s commission of any conduct which causes or could reasonably be expected to cause material financial or reputational harm to the Company;

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d.	Employee’s commission of, or participation in, any act of fraud, dishonesty, embezzlement, misappropriation, or other act of material misconduct with respect to the Company, its subsidiaries, or any of their respective affiliates.

e.	Employee’s commission of, indictment for, conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, dishonesty, or theft.

f.	Employee’s material breach of this Agreement or any other written agreement with the Company, its subsidiaries, or any of their respective affiliates, or Employee’s breach of any fiduciary duty owed to the Company, its subsidiaries, or any of their respective affiliates.

g.	Employee’s unauthorized use or disclosure of any confidential or proprietary information of the Company, its subsidiaries, or any of their respective affiliates, or breach of any non-solicit, confidentiality, or other restrictive covenant to which the Employee may be subject, including, without limitation, Section 4 of this Agreement.

“Good Reason” shall mean Employee’s termination of his employment in accordance with the next sentence after the occurrence of one or more of the following events without Employee’s express written consent: (i) a material diminishment of Employee’s job title; (ii) a material reduction by the Company in Employee’s rate of Annual Salary (other than diminutions of annual salaries across the board for senior executives and not exceeding 20%); (iii) the Company’s material breach of this Agreement, after written notice from Employee and a reasonable opportunity to cure; or (iv) Employee being required to relocate the Employee’s primary work location to a facility or location that would increase the Employee’s one way commute distance by more than thirty (30) miles from the Employee’s primary work location as of immediately prior to such change; provided, that a relocation of less than thirty (30) miles from Employee’s then present location will not be considered a material change in geographic location.

For purposes herein, a “Change in Control” means and includes each of the following, unless provided otherwise in Employee’s applicable award agreement:

a.	A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its subsidiaries; or (iii) in respect of an award held by Employee, any acquisition by the Employee or any group of persons including the Employee (or any entity controlled by the Employee or any group of persons including the Employee);

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b.	The incumbent directors cease for any reason to constitute a majority of the Board;

c.	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

i.	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

ii.	after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

iii.	after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

d.	The date which is ten (10) business days prior to the completion of a liquidation or dissolution of the Company.

4. RESTRICTIVE COVENANTS. The Parties agree that the Company, its subsidiaries and their respective affiliates are engaged in a highly competitive industry and would suffer irreparable harm and incur substantial damage if Employee were to enter into competition with the Company and its subsidiaries and affiliates. Therefore, in order for the Company to protect its legitimate business interests, Employee covenants and agrees as follows:

a.	Employee shall not, at any time during his employment with the Company and for a period of twelve (12) months thereafter, anywhere in the world or any jurisdiction in which the Company and its subsidiaries and affiliates conduct material business operations (the “Restricted Territory), either directly or indirectly: (i) accept employment with or render services to (whether as an agent, servant, owner, partner, consultant, employee, independent contractor, representative, director, officer, or stockholder) any person or entity that is a business competitor of the Company and its subsidiaries and affiliates or entity that competes with the Company and its subsidiaries and affiliates in the field of digital asset treasury (“DAT”) companies, including any DAT-focused business and/or any new business line created by a DAT, or has at any time during Employee’s employment with the Company engaged or attempted to engage in business competition with the Company and its subsidiaries and affiliates, in a position, capacity, or function that is similar, in title or substance, whether in whole or in part, to any position, capacity, or function that Employee held with or in which Employee served the Company; or (ii) invest in any person or entity that is a business competitor of the Company and its subsidiaries and affiliates, or has at any time during Employee’s employment with the Company engaged or attempted to engage in business competition with the Company and its subsidiaries and affiliates, except that Employee may own up to one percent (1%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended;

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b.	Employee shall not, at any time during his employment with the Company and for a period of twenty-four (24) months thereafter (the “Restricted Period”) in the Restricted Territory, for any reason, on his own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage to alter or terminate his, her, or its business relationship with the Company and its subsidiaries and affiliates, any client, customer, supplier, vendor, licensee, licensor, or other person or entity that, at any time during Employee’s employment with the Company, had a business relationship with the Company and its subsidiaries and affiliates, or any person or entity whose business the Company and its subsidiaries and affiliates was soliciting or attempting to solicit at the time of Employee’s termination, (a) for whom Employee performed services or with whom Employee had contact during his employment with the Company, or whose business Employee was soliciting or attempting to solicit at the time of Employee’s termination, and (b) with whom Employee did not have a business relationship prior to his employment with the Company; (ii) solicit, entice, attempt to solicit or entice, or accept business from any such client, customer, supplier, vendor, licensee, licensor, person, or entity; or (iii) interfere or attempt to interfere with any aspect of the business relationship between the Company and its subsidiaries and affiliates and any such client, customer, supplier, vendor, licensee, licensor, person, or entity; and

c.	Employee shall not, at any time during the Restricted Period in the Restricted Territory, either directly or indirectly, on his own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage any director, officer, employee, agent, representative, consultant, or contractor of the Company and its subsidiaries and affiliates to alter or terminate his, her, or its employment, relationship, or affiliation with the Company and its subsidiaries and affiliates; (ii) interfere or attempt to interfere with any aspect of the relationship between the Company and its subsidiaries and affiliates and any such director, officer, employee, agent, representative, consultant, or contractor; or (iii) engage, hire, or employ, or cause to be engaged, hired, or employed, in any capacity whatsoever, any such director, officer, employee, agent, representative, consultant, or contractor.

d.	Employee covenants and agrees that Employee shall not make any statement, written or verbal, in any forum or media, or take any other action or engage in any conduct that disparages the Company and its subsidiaries and affiliates, their services, products, officers, directors, managers, employees, shareholders, members, investments or agents. The Company and its subsidiaries and affiliates covenant and agree that the Company and its subsidiaries and affiliates shall not make any statement, written or verbal, in any forum or media, or take any other action or engage in any conduct that disparages Employee. Nothing in this Section 4(d) shall prohibit any Person from (A) testifying truthfully in any legal or administrative proceeding or otherwise truthfully responding to any other request for information or testimony to which such Person is legally required to respond; (B) making any truthful statement to the extent necessary to rebut any untrue public statements made by another Person; (C) making any statement or engaging in any conduct that would constitute a permitted disclosure; (D) making any truthful statement as part of or in any arbitration or court proceeding that involves such Person; or (E) making any truthful statement or expression of opinion in connection with requests from third parties for employment references or in connection with discussions involving matters of workplace concern, such as performance review, bonus determination, or investigation.

Employee represents, warrants, agrees, and understands that: (i) the covenants and agreements set forth in this Section 4 of the Agreement are reasonable in their geographic scope, temporal duration, and the type and scope of activities they restrict; (ii) the Company’s agreement to employ Employee, and a portion of the compensation to be paid to Employee hereunder, are in consideration for such covenants and Employee’s continued compliance therewith, and constitute adequate and sufficient consideration for such covenants; (iii) Employee shall not raise any issue of, nor contest or dispute, the reasonableness of the geographic scope, temporal duration, or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) the enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work in other areas and lines of business; (v) the covenants and agreements set forth in this Section 4 of the Agreement are essential for the Company’s and its subsidiaries and affiliates reasonable protection, are designed to protect the Company’s and its subsidiaries and affiliates legitimate business interests, and are necessary and implemented for legitimate business reasons; and (vi) in entering into this Agreement, the Company has relied upon Employee’s representation that he will comply in full with the covenants and agreements set forth in this Section 4 of the Agreement.

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If Employee breaches Section 4(a), 4(b), or 4(c) above, then the period during which that section remains in effect shall be extended by the length of time during which such breach continues.

5. CONFIDENTIALITY.

a.	Confidential Information. Employee acknowledges that during his employment with the Company, and by the nature of Employee’s duties and obligations hereunder, Employee will come into close contact with confidential information of the Company and its subsidiaries, affiliates, and/or other related entities, as applicable, including but not limited to: trade secrets, know-how, Intellectual Property (as that term is defined below), business plans, client/customer lists, pricing, sales and marketing information, products, research, algorithms, market intelligence, services, technologies, concepts, methods, sources, methods of doing business, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, development, manufacturing, purchasing, engineering, computer programs (whether in source code or object code), theories, techniques, procedures, strategies, systems, designs, works of art, the identity of and any information concerning affiliates or customers, or potential customers, information received from others that the Company and its subsidiaries and affiliates are obligated to treat as confidential or proprietary, and any other technical, operating, non-public financial, and other business information that has commercial value, whether relating to the Company, its business, potential business, or operations, or the business of any of the Company’s and its affiliates, subsidiaries, related entities, clients, customers, suppliers, vendors, licensees, or licensors, that Employee may develop or of which Employee may acquire knowledge during his employment with the Company, or from his colleagues while working for the Company, whether prior to, during, or subsequent to his execution of this Agreement, and all other business affairs, methods, and information not readily available to the public (collectively, “Confidential Information”). Confidential Information does not include: (i) Employee’s general skills and experience; (ii) information that was lawfully in Employee’s possession prior to his employment with the Company (other than through breach by a third party of any confidentiality obligation to the and its subsidiaries and affiliates); (iii) information that is or becomes publicly available without any direct or indirect act or omission on Employee’s part; (iv) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that, except as set forth in and subject to Section 5(b) of this Agreement, Employee shall first have given reasonable notice to the Company prior to making such disclosure; or (v) information that is generally known within the industries or trades in which the Company and its subsidiaries and affiliates transact business.

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The term “Intellectual Property” means all discoveries, procedures, designs, creations, developments, improvements, methods, techniques, practices, methodologies, data models, databases, scripts, know-how, processes, algorithms, application program interfaces, software programs, software source documents and training manuals, codes, formulae, works of authorship, mask-works, reports, memoranda, ideas, inventions, customer lists, business and/or financial information, and contributions of any kind, whether or not they are patentable, registrable, or protectable under federal or state patent, copyright, or trade secret laws, or similar statutes, or protectable under common-law principles, and regardless of their form or state of development, that are made, conceived, generated, or reduced to practice by Employee, in whole or in part, either alone or jointly with others, or while Employee was serving as an officer, director, employee, or consultant of, or in any other capacity with, the Company. Notwithstanding anything else in this Agreement, and as it used in this Section 5, the term “Intellectual Property” excludes any software program, application program interface, equipment, supplies, resources, facilities, data, products, information, materials, or trade secrets used by the Company and its subsidiaries and affiliates, and which was developed entirely on Employee’s own time, unless said Intellectual Property: (i) relates to the Company’s and its subsidiaries and affiliates business or potential business; or (ii) results from tasks assigned to Employee by the Company or from work performed by Employee for the Company.

Employee acknowledges and agrees that each and every part of the Company’s and its subsidiaries and affiliates Confidential Information: (a) has been developed by the Company and its subsidiaries and affiliates at significant effort and expense; (b) is sufficiently secret to derive economic value from not being generally known to other parties; (c) is proprietary to and a trade secret of the Company and its subsidiaries and affiliates and, as such, is a valuable, special, and unique asset of the Company and its subsidiaries and affiliates; and (d) constitutes a protectable business interest of the Company and its subsidiaries and affiliates. Employee further acknowledges and agrees that any unauthorized use or disclosure of any Confidential Information by Employee will cause irreparable harm and loss to the Company and its subsidiaries and affiliates. Employee acknowledges and agrees that the Company and its subsidiaries and affiliates own the Confidential Information. Employee agrees not to dispute, contest, or deny any such ownership rights either during or after Employee’s employment with the Company.

In recognition of the foregoing, and except as set forth in and subject to Section 5(b) of this Agreement, Employee covenants and agrees as follows:

i.	Employee will use Confidential Information only in the performance of his duties and obligations hereunder for the Company. Employee will not use Confidential Information, directly or indirectly, at any time during or after his employment with the Company, for his personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company and its subsidiaries and affiliates. Further, Employee will keep secret all Confidential Information and will not make use of, divulge, or otherwise disclose Confidential Information, directly or indirectly, to anyone outside of the Company, except with the Company’s prior written consent;

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ii.	Employee will take all necessary and reasonable steps to protect Confidential Information from being disclosed to anyone within the Company who does not have a need to know the information and to anyone outside of the Company, except with the Company’s prior written consent;

iii.	Employee shall not at any time remove, copy, download, or transmit any information from the Company and its subsidiaries and affiliates during the term of this Agreement, except for the benefit of the Company and in accordance with this Agreement and the Company’s policies; and

iv.	Promptly upon Employee’s termination, and in any event no later than three (3) business days after Employee’s employment with the Company ceases, Employee shall return to the Company and its subsidiaries and affiliates any and all Confidential Information in his possession, custody, or control, including but not limited to all memoranda, notes, records, plans, reports, forecast, marketing information, financial records and information, employee or contractor records and files, client lists, training materials, trade secrets, and all other documents (and all copies thereof), whether in electronic or hard copy form, which Employee obtained while employed by the Company or otherwise serving or acting on behalf of the Company, or which Employee may then possess or have under Employee’s control.

b.	Duration of Covenant. Employee acknowledges and agrees that his obligations under this Section 5 of the Agreement shall remain in effect forever.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Employee’s (or his attorney’s) right, without prior authorization from or notification to the Company: (i) to engage in any activity or conduct or any provision of the National Labor Relations Act (and, in fact, this Section 5 of the Agreement shall not apply to, among other things, any discussion of company wages, hours, and working conditions as protected by the National Labor Relations Act and/or any other applicable federal, state, or local law); (ii) to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency; (iii) to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (iv) to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances.

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In addition, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

To the extent that this Agreement conflicts with the federal Speak Out Act (Public Law No: 117-224), said act shall control and supersede the conflicting portion of this Agreement.

c.	Retention of All Other Rights. Employee’s obligations under this Section 5 of the Agreement are in addition to, and not in place or lieu of, any other statutory or common law obligations that Employee may have with regard to the maintenance, preservation, protection, use, and/or disclosure of Confidential Information, and the Company specifically reserves all rights it may have against Employee should Employee violate any such statutory or common law obligations.

6. INJUNCTIVE RELIEF. Employee agrees that it would be difficult to measure any damages caused to the Company and its subsidiaries and affiliates which might result from any breach by Employee of the covenants and agreements set forth in Sections 4 and 5 of this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, and notwithstanding any other provision of this Agreement, Employee agrees that if Employee breaches, or the Company and its subsidiaries and affiliates reasonably believe that Employee is likely to breach, Sections 4 or 5 of this Agreement, the Company and its subsidiaries and affiliates shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and its subsidiaries and affiliates. Any award or relief to the Company and its subsidiaries and affiliates may, in the discretion of the court, include the Company’s and its subsidiaries and affiliates costs and expenses of enforcement (including reasonable attorneys’ fees, court costs, and expenses). Nothing contained in this Section 6 of the Agreement or in any other provision of the Agreement shall restrict or limit in any manner the Company’s and its subsidiaries and affiliates right to seek and obtain any form of relief, legal or equitable, and shall not waive the Company’s and its subsidiaries and affiliates right to any other relief related to any dispute arising out of this Agreement or related to Employee’s employment with the Company.

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7. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) when delivered personally or by hand (with written confirmation of receipt); (ii) if sent by a nationally-recognized overnight courier, on the date received by the addressee (with written confirmation of receipt); or (iii) on the date sent by electronic mail or facsimile (with confirmation of transmission), to the recipient(s) specified below (or to such other recipient and/or address as either Party may, from time to time, designate in writing in accordance with the terms and conditions of this Agreement).

8. LEGAL REPRESENTATION. Employee acknowledges that he was advised to consult with, and has had ample opportunity to receive the advice of, independent legal counsel before executing this Agreement – and the Company hereby advises Employee to do so – and that Employee has fully exercised that opportunity to the extent he desired. Employee acknowledges that he was provided a copy of this Agreement at least fourteen (14) calendar days before the date on which the Employee was required to sign. Employee understands that he is not required to wait the full fourteen (14) days and may voluntarily choose to sign this Agreement before the end of the fourteen (14) day review period. Employee warrants that he has carefully read this Agreement, that he understands completely its contents, that he understands the significance, nature, effect, and consequences of signing it, and that he has agreed to and signed this Agreement knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.

9. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. In entering into and performing under this Agreement, neither the Company nor Employee has relied upon any promises, representations, or statements except as expressly set forth herein. No modification, alteration, amendment, revision of, or supplement to this Agreement shall be valid or effective unless the same is memorialized in a writing signed by both by Employee and a duly-authorized representative or agent of the Company. Neither e-mail correspondence, text messages, nor any other electronic communications constitutes a writing for purposes of this Section 9 of the Agreement.

10. GOVERNING LAW. This Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the laws of choice or conflict of laws) of the State of Illinois.

11. ASSIGNMENT. This Agreement shall not be assignable by Employee, but shall be binding upon Employee and upon his heirs, administrators, representatives, executors, and successors. This Agreement shall be freely assignable by the Company without restriction and, without limitation of the foregoing, shall be deemed automatically assigned by the Company with Employee’s consent in the event of any sale, merger, share exchange, consolidation, or other business reorganization. This Agreement shall inure to the benefit of the Company and its successors and assigns.

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12. SEVERABILITY. If one or more of the provisions of this Agreement is deemed void by law, then the remaining provisions shall continue with full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the Parties’ intent. Without limiting the generality of the foregoing, the Parties hereby expressly state their intent that, to the extent any provision of this Agreement is deemed unenforceable due to the scope, whether geographic, temporal, or otherwise, being deemed excessive, unreasonable, and/or overbroad, the court, person, or entity rendering such opinion regarding the scope shall modify such provision(s), or shall direct or permit the Parties to modify such provision(s), to the minimum extent necessary to cause such provision(s) to be enforceable.

13. SURVIVAL. Upon the termination or expiration of this Agreement, the entire Agreement shall survive such termination or expiration, and shall continue, with full force and effect, in accordance with their respective terms and conditions.

14. WAIVER. The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants, or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any rights, and the obligations of the Party with respect to such future performance shall continue with full force and effect. No waiver of any such right will have effect unless given in a writing signed by the Party against whom the waiver is to be enforced.

15. COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“SECTION 409A”).

a.	It is the intention of the Parties that all payments and benefits under this Agreement (and any amendment hereto) shall be made and provided in a manner that is either exempt from or compliant with Section 409A of the Internal Revenue Code and the rules, regulations and notices thereunder (“Code Section 409A”). Any ambiguity in this Agreement (or any amendment hereto) shall be interpreted to comply with the above. Employee acknowledges that the Company has made no representations and makes no guarantee as to the treatment of the compensation and benefits provided hereunder and Employee has been advised to obtain his own tax advice, and further, Employees agrees that the Company and the Company’s officers, employees, agents, equity holders, successors, affiliates and representatives shall have no liability for any of the payments or benefits under this Agreement or any other arrangement failing to be exempt from or to comply with Code Section 409A. Each amount or benefit payable pursuant to this Agreement (and any amendment hereto) shall be a separate payment for purposes of Code Section 409A. For all purposes of this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to Employee’s employment shall mean a separation from service within the meaning of Code Section 409A. Without limiting the generality of the foregoing, for purposes of this Agreement, Employee shall be considered to have a termination of employment only if such termination is a “separation from service” within the meaning of Code Section 409A. If a Release Consideration Expiration Date could occur in a subsequent tax year, none of the payments set forth in Section 3(b) herein shall commence earlier than the second taxable year.

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b.	To the extent that the reimbursement of any benefits or the provision of any in-kind kind benefits pursuant to this Agreement is subject to Code Section 409A: (a) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; (b) all such expenses eligible for reimbursement hereunder shall be paid to the Employee no later than December 31st of the calendar year following the calendar year in which such expenses were incurred; and (c) Employee’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefits.

c.	Notwithstanding anything in this Agreement to the contrary, in the event the stock of the Company (or its successor) is publicly traded on an established securities market or otherwise and the Employee is a “specified employee” (as determined under the Company’s administrative procedure for such determinations, in accordance with Code Section 409A) at the time of Employee’s termination of employment, any payments under this Agreement that are deemed to be deferred compensation subject to Code Section 409A and payable in connection with a separation from service shall not be paid or begin payment until the earlier of (a) Employee’s death or (b) the first day following the six (6) month anniversary of the Termination Date. If the payment of any amounts under this Agreement are delayed as a result of the previous sentence, on the first day following the end of the six (6) month period, the Company shall pay Employee a lump sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during such six (6) month period, without interest thereon. To the extent permitted under Code Section 409A, any separate payment or benefits under this Agreement or otherwise shall not be “deferred compensation” subject to Code Section 409A and the six-month delay provided in this subsection, to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4) and (b)(9) and any other applicable exception or provision under Code Section 409A.

16. TAXES. The Parties acknowledge and agree that the Company may withhold from any amounts payable under this Agreement such federal, state, local, and foreign taxes and withholdings as may be required to be withheld pursuant to any applicable law, rule, or regulation.

17. SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience, and shall not affect, or be used in connection with, the interpretation of this Agreement. Any reference to any gender in this Agreement shall include, where appropriate, any other gender.

18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

EMPLOYEE		THARIMMUNE, INC.

By:		By:
	Mark Wendland		Sireesh Appajosyula